Exhibit 99.1

JOHN B. SANFILIPPO & SON, INC.

NEWS RELEASE

COMPANY CONTACT:	Michael J. Valentine
Chief Financial Officer 847-214-4509

Frank S. Pellegrino
Executive Vice President, Finance and Administration 847-214-4138

FOR IMMEDIATE RELEASE

MONDAY, OCTOBER 26, 2020

First Quarter Diluted EPS was $1.11 per Share

Quarterly Overview:

•	Net sales decreased 3.5%

•	Sales volume decreased 3.5%

•	Consumer distribution channel sales volume increased 3.8%

•	Gross profit decreased 6.9%

•	Net income decreased 0.9%

Elgin, IL, October 26, 2020 — John B. Sanfilippo & Son, Inc. (NASDAQ: JBSS) (the “Company”) today announced operating results for its first quarter of fiscal 2021. Net income for the first quarter of fiscal 2021 was $12.8 million, or $1.11 per share diluted, compared to $12.9 million, or $1.12 per share diluted, for the first quarter of fiscal 2020.

Net sales decreased to $210.3 million for the first quarter of fiscal 2021 from net sales of $217.8 million for the first quarter of fiscal 2020. The decrease in net sales resulted from a 3.5% decline in sales volume, which is defined as pounds sold to customers. Sales volume increased in the consumer distribution channel by 3.8% primarily from a 6.9% increase in private brand sales volume for trail and snack mixes, mixed nuts, cashews and peanuts at existing customers. The increase in sales volume for these products was partially offset by a decline in peanut butter sales volume due to a temporary peanut supply shortage during the current quarter. Increased sales of Fisher snack nuts also contributed to the sales volume increase in the consumer distribution channel. Sales volume declined 27.7% in the commercial ingredients distribution channel due to a 40.9% decline in sales volume for almond, peanut, walnut, sunflower and pecan products in our food service business. The decline in food service sales volume was due to a decline in air travel and nationwide restrictions on occupancy rates in and closures of restaurants, both of which were attributable to COVID-19. Sales volume in the contract packaging distribution channel decreased 12.2% due to the unfavorable impact of lower convenience store foot traffic on one customer’s business as a result of COVID-19 and the loss of peanut butter business with another customer due to the temporary peanut supply shortage discussed earlier.

Sales volume for our branded products in the consumer distribution channel changed as follows:

Fisher recipe nuts	(14.1)%
Orchard Valley Harvest	(16.1)%
Fisher snack nuts	12.6%
Southern Style Nuts	(8.4)%

The sales volume decline for Fisher recipe nuts resulted from lost distribution at some customers, which was offset in part by increased sales with Internet retailers and increased sales with other existing customers in the grocery sector. The sales volume decline for our Orchard Valley Harvest brand came primarily from some lost distribution at one customer and reduced foot traffic at a major customer in the non-food sector as a result of COVID-19. The Fisher snack nuts sales volume increase was due to increased promotional activity and distribution gains at new and existing customers for our Oven Roasted Never Fried product line. The decrease in sales volume for Southern Style Nuts was due to lower promotional activity at several customers, which was offset in part by distribution gains with new grocery customers and increased sales with Internet retailers.

Gross profit decreased to $39.3 million for the first quarter of fiscal 2021 compared to $42.2 million for the first quarter of fiscal 2020. Gross profit margin, as a percentage of net sales, decreased to 18.7% from 19.4% for the first quarter of fiscal 2020. The decreases in gross profit dollars and gross profit margin were primarily due to the decrease in sales volume.

Total operating expenses, as a percentage of net sales, declined to 9.7% for the first quarter of fiscal 2021 from 10.6% for the first quarter of fiscal 2020, and total operating expenses declined $2.7 million in the quarterly comparison. The decline in total operating expenses resulted mainly from reductions in advertising, compensation and consulting expenses.

Interest expense declined $0.1 million in the quarterly comparison due to a reduction in our weighted average interest rate.

The value of total inventories on hand at the end of the first quarter of fiscal 2021 declined $6.1 million, or 3.9%, when compared to the value of total inventories on hand at the end of the first quarter of fiscal 2020. The decline in total inventory value was primarily attributable to lower quantities of farmer stock peanuts and shelled pecans and walnuts on hand. Lower acquisition costs for almonds and cashews also contributed to the decline in total inventory value. The weighted average cost per pound of raw nut and dried fruit input stocks on hand at the end of the first quarter of fiscal 2021 increased 7.8% compared to the weighted average cost per pound at the end of the first quarter of fiscal 2020. The increase in the weighted average cost per pound of raw nut and dried fruit input stocks was mainly attributable to a shift in product mix from lower priced farmer stock peanuts to higher priced inshell pecans.

“The first quarter fiscal 2021 net income and diluted earnings per share nearly equaled the record results we reported in last year’s first quarter despite COVID-19 related challenges in our food service business. We also continued our goal of returning profits to our stockholders by increasing our regular annual dividend by 8.3% to $0.65 per share and supplemented that with a special dividend of $1.85 per share, both of which were paid in the first quarter of fiscal 2021,” stated Jeffrey T. Sanfilippo, Chief Executive Officer. “Sales volume continues to grow in our consumer distribution channel primarily from distribution gains for private brand products and Fisher snack nuts. Sales volume in our consumer distribution channel accounted for approximately 75.8% of total sales volume in the current first quarter,” Mr. Sanfilippo noted. “In respect to pound volume growth at retail, our brands had mixed results according to IRi Total U.S.- Multi Outlet market data. Fisher recipe nut pound volume decreased 16%, while pound volume for the recipe nut category increased 13%. The decline in Fisher recipe nut pound volume at retail was attributable to the lost distribution we noted above. Orchard Valley Harvest pound volume declined 27% mainly from distribution losses, while pound volume for the produce category was unchanged. Fisher snack nut pound volume increased 18%, while pound volume for the snack nut category increased 9%. The increase in pound volume for Fisher snack nuts was mainly attributable to distribution gains for our Oven Roasted Never Fried product line. Southern Style Nuts pound volume decreased 2% due to a distribution loss at a major retailer offset by growth in the club channel, while pound volume for the trail and snack mix category decreased 3%.” Mr. Sanfilippo stated. “As we noted above, our food service business has been impacted negatively as a result of COVID-19, particularly with respect to the air travel and restaurant industries. However, we have observed some improvement in this business as the sales volume decline in this channel has slowed since the fourth quarter of fiscal 2020. Along with our major food service customers, we believe that when consumers are ready and allowed to reengage with restaurants, consumer demand for food prepared away from home should increase,” concluded Mr. Sanfilippo.

The Company will host an investor conference call and webcast on Tuesday, October 27, 2020, at 10:00 a.m. Eastern (9:00 a.m. Central) to discuss these results. To participate in the call via telephone, dial 1-844-536-5471 from the U.S. or 1-614-999-9317 internationally and enter conference ID number 6069596. This call is being webcast by Intrado Digital Media and can be accessed at the Company’s website at www.jbssinc.com.

Some of the statements in this release are forward-looking. These forward-looking statements may be generally identified by the use of forward-looking words and phrases such as “will”, “intends”, “may”, “believes”, “anticipates”, “should” and “expects” and are based on the Company’s current expectations or beliefs concerning future events and involve risks and uncertainties. Consequently, the Company’s actual results could differ materially. The Company undertakes no obligation to update publicly or otherwise revise any forward-looking statements, whether as a result of new information, future events or other factors that affect the subject of these statements, except where expressly required to do so by law. Among the factors that could cause results to differ materially from current expectations are: (i) the risks associated with our vertically integrated model with respect to pecans, peanuts and walnuts; (ii) sales activity for the Company’s products, such as a decline in sales to one or more key customers, or to customers generally, in some or all channels, a change in product mix to lower price products, a decline in sales of private brand products or changing consumer preferences; (iii) changes in the availability and costs of raw materials and the impact of fixed price commitments with customers; (iv) the ability to pass on price increases to customers if commodity costs rise and the potential for a negative impact on demand for, and sales of, our products from price increases; (v) the ability to measure and estimate bulk inventory, fluctuations in the value and quantity of the Company’s nut inventories due to fluctuations in the market prices of nuts and bulk inventory estimation adjustments, respectively; (vi) the Company’s ability to appropriately respond to, or lessen the negative impact of, competitive and pricing pressures; (vii) losses associated with product recalls, product contamination, food labeling or other food safety issues, or the potential for lost sales or product liability if customers lose confidence in the safety of the Company’s products or in nuts or nut products in general, or are harmed as a result of using the Company’s products; (viii) the ability of the Company to control expenses, such as transportation, compensation, medical and administrative expenses; (ix) the potential negative impact of government regulations and laws and regulations pertaining to food safety, such as the Food Safety Modernization Act; (x) uncertainty in economic conditions, including the potential for economic downturn particularly in light of the outbreak of COVID-19; (xi) the timing and occurrence (or nonoccurrence) of other transactions and events which may be subject to circumstances beyond the Company’s control; (xii) the adverse effect of labor unrest or disputes, litigation and/or legal settlements, including potential unfavorable outcomes exceeding any amounts accrued; (xiii) losses due to significant disruptions at any of our production or processing facilities or employee unavailability due to illness or quarantine; (xiv) the ability to implement our Strategic Plan, including growing our branded and private brand product sales and expanding into alternative sales channels; (xv) technology disruptions or failures, including disruptions due to employees working remotely; (xvi) the inability to protect the Company’s brand value, intellectual property or avoid intellectual property disputes; (xvii) the Company’s ability to manage successfully the price gap between its private brand products and those of its branded competitors; and (xviii) the ability of the Company to respond to or manage the outbreak of COVID-19 or other infectious diseases and the various implications thereof.

John B. Sanfilippo & Son, Inc. is a processor, packager, marketer and distributor of nut and dried fruit based products that are sold under a variety of private brands and under the Company’s Fisher®, Orchard Valley Harvest®, Squirrel Brand®, Southern Style Nuts® and Sunshine Country® brand names

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JOHN B. SANFILIPPO & SON, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(Dollars in thousands, except earnings per share)

	For the Quarter Ended
	September 24, 2020	September 26, 2019
Net sales	$210,273	$217,846
Cost of sales	170,941	175,598

Gross profit	39,332	42,248

Operating expenses:
Selling expenses	12,084	14,112
Administrative expenses	8,375	9,074

Total operating expenses	20,459	23,186

Income from operations	18,873	19,062

Other expense:
Interest expense	450	521
Rental and miscellaneous expense, net	432	404
Other expense	630	566

Total other expense, net	1,512	1,491

Income before income taxes	17,361	17,571
Income tax expense	4,549	4,645

Net income	$12,812	$12,926

Basic earnings per common share	$1.12	$1.13

Diluted earnings per common share	$1.11	$1.12

Cash dividends declared per share	$2.50	$3.00

Weighted average shares outstanding
— Basic	11,477,287	11,444,560

— Diluted	11,550,587	11,538,976

JOHN B. SANFILIPPO & SON, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(Dollars in thousands, except per share amounts)

	September 24, 2020	June 25, 2020	September 26, 2019
ASSETS
CURRENT ASSETS:
Cash	$743	$1,535	$887
Accounts receivable, net	69,881	56,953	60,474
Inventories	150,371	172,068	156,453
Prepaid expenses and other current assets	6,353	8,315	5,291

	227,348	238,871	223,105

PROPERTIES, NET:	126,328	123,797	126,037

OTHER LONG-TERM ASSETS:
Intangibles, net	21,197	21,775	23,604
Deferred income taxes	6,987	6,788	5,972
Operating lease right-of-use assets	4,201	4,351	5,170
Other	10,697	11,875	9,334

	43,082	44,789	44,080

	$396,758	$407,457	$393,222

LIABILITIES & STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Revolving credit facility borrowings	$44,168	$27,008	$16,042
Current maturities of long-term debt	4,372	5,285	7,385
Accounts payable	41,441	36,323	52,365
Bank overdraft	85	2,041	1,302
Accrued expenses	27,569	41,511	27,313

	117,635	112,168	104,407

LONG-TERM LIABILITIES:
Long-term debt	13,780	14,730	18,152
Long-term operating lease liabilities	2,807	2,990	3,774
Retirement plan	31,860	31,573	24,974
Other	7,377	7,758	7,865

	55,824	57,051	54,765

STOCKHOLDERS’ EQUITY:
Class A Common Stock	26	26	26
Common Stock	89	89	89
Capital in excess of par value	124,521	123,899	122,890
Retained earnings	108,185	124,058	117,293
Accumulated other comprehensive loss	(8,318)	(8,630)	(5,044)
Treasury stock	(1,204)	(1,204)	(1,204)

	223,299	238,238	234,050

	$396,758	$407,457	$393,222